UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2020

TURNING POINT THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38871	46-3826166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10628 Science Center Drive, Suite 200, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 926-5251

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TPTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On July 6, 2020, Turning Point Therapeutics, Inc. (the “Company”) entered into a License Agreement (the “Zai License Agreement”) with Zai Lab (Shanghai) Co., Ltd. (“Zai”), pursuant to which the Company grants Zai exclusive rights to develop and commercialize products containing the Company’s drug candidate, repotrectinib (the “Products”), in Mainland China, Hong Kong, Macau and Taiwan (each, a “region” and collectively, the “Territory”). The Company retains exclusive rights to, among other things, develop, manufacture and commercialize the Products outside the Territory. The Company will supply or have supplied to Zai the Products for use in the Territory pursuant to a supply agreement for agreed upon consideration, except that Zai has the right, at its election, to package and label the Products in or outside the Territory for use in the Territory.

Pursuant to the terms of the Zai License Agreement, the Company will receive an upfront cash payment of $25.0 million and will be eligible to receive up to $151.0 million in development and sales milestone payments, consisting of up to $46.0 million of development milestones and up to $105.0 million of sales milestones. In addition, during the term of the Zai License Agreement, Zai will pay the Company tiered percentage royalties ranging from mid-to-high teens on annual net sales of the Products in the Territory, subject to adjustments in specified circumstances.

Pursuant to the terms of the Zai License Agreement, Zai will be responsible for conducting the development and commercialization activities in the Territory related to the Products at Zai’s own expense, subject to limited exceptions pursuant to which the Company may be responsible for the cost. The Company will be responsible for global clinical studies of the Products, including the portions that may be conducted in the Territory, at the Company’s expense, except that Zai will participate in global clinical studies of the Products through clinical trial sites in the Territory as agreed as of the effective date of the Zai License Agreement and may, at Zai’s election, participate in future global clinical studies of the Products through clinical trial sites in the Territory, in each case at Zai’s expense.

Subject to specified exceptions, during the term of the Zai License Agreement, Zai has agreed that neither it nor its affiliates, its licensees and its sublicensees will conduct any development, manufacturing and commercialization activities with specified products that would compete with the Products in or outside the Territory, and the Company has agreed that neither it nor its affiliates, its licensees and its sublicensees of Products will conduct any development, manufacturing and commercialization activities with such competing products in the Territory, other than manufacturing activities in support of activities outside the Territory.

Under the terms of the Zai License Agreement, Zai will have a first right to negotiate a license in the Territory to up to two additional drug candidates in the Company’s pipeline, if the Company seeks to license the right to commercialize any such drug candidate in a territory that primarily includes one or more regions in the Territory (but excluding a proposed worldwide license).

Under the terms of the Zai License Agreement, if the Company is acquired in a change of control transaction, until such time when Zai files the first regulatory approval application for the first Product in the Territory, the Company’s acquirer will have a first right to negotiate with Zai the right to co-commercialize the Products in the Territory.

The Zai License Agreement will continue in effect until expiration of the last royalty term for a Product in any region in the Territory, where the royalty term for a Product in a region continues until the later of (i) the date of the last-to-expire valid claim within Company’s patent rights that covers the Product in such region in the Territory; (ii) the expiry of the regulatory exclusivity for such Product in such region; or (iii) the close of business of the day that is exactly 10 years after the date of the first commercial sale of such Product in such region. Subject to the terms of the Zai License Agreement, Zai may terminate the Zai License Agreement for convenience by providing written notice to the Company, which termination will be effective following a prescribed notice period. In addition, the Company may terminate the Zai License Agreement under specified circumstances if Zai or certain other parties challenge the Company’s patent rights. Either party may terminate the Zai License Agreement for the other party’s uncured material breach of the Zai License Agreement, with a customary notice and cure period, for the other party’s insolvency or if the other party is acquired in a change of control transaction and the acquirer is engaged in activities with a competing product that is not divested or discontinued within a specified period. After termination (but not natural expiration), other than certain terminations by Zai for cause, the Company is entitled to retain a worldwide and perpetual license from Zai to exploit the Products.

The foregoing description of the material terms of the Zai License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Zai License Agreement, a copy of which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURNING POINT THERAPEUTICS, INC.

Date: July 7, 2020	By:	/s/ Annette North
Annette North
Executive Vice President and General Counsel